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                                                                  EXHIBIT 11.01


                              PRISM SOLUTIONS, INC.
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                      ------------------------------
                                                          1996               1997
                                                      -----------        -----------
                                                                (UNAUDITED)
Weighted average shares outstanding                     4,113,069         13,943,749
Common equivalent shares pursuant to SAB No. 83         1,013,456                 --
Net effect of dilutive stock options                           --             76,179
                                                      -----------        -----------
Average common and common stock equivalent
shares outstanding                                      5,126,525         14,019,928
                                                      ===========        ===========
Net income (loss)                                     $      (218)       $       143
                                                      ===========        ===========
Net income (loss) per share                           $     (0.04)       $      0.01
                                                      ===========        ===========